CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Fixed Rate Notes due May 16, 2017	$1,152,000	$132.02
HSBC USA Inc. Fixed Rate Notes due November 16, 2025	$1,619,000	$185.54

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 433

Registration No. 333-180289

May 11, 2012

(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Fixed Rate Underlying Supplement dated April 30, 2012)

$1,152,000 2.25% Fixed Rate Notes Due May 16, 2017

$1,619,000 4.00% Fixed Rate Notes Due November 16, 2025

Offering Period: 05/07/12 - 05/11/12	Trade Date: 05/11/12	Settlement Date: 05/16/2012

Principal Amount	Price to Public	Maturity Date	Payment at Maturity	Coupon Rate	Coupon Payment Dates	CUSIP/ ISIN	Minimum Denomination	Minimum Increments	Fees and Commissions
									Varying Discounts	Referral Fees	Total
$1,152,000	100%	May 16, 2017, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	2.25% per annum, calculated on a 30/360 unadjusted basis	The 16th calendar day of each month commencing on June 16, 2012, up to and including the Maturity Date	4042K1L76 / US4042K1L764	$1,000	$1,000	Up to $7.50 / 0.75%	Up to $1.25 / 0.125%	Up to 0.875%
$1,619,000	100%	November 16, 2025, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	4.00% per annum, calculated on a 30/360 unadjusted basis	The 16th calendar day of each month commencing on June 16, 2012, up to and including the Maturity Date	4042K1L84 / US4042K1L848	$1,000	$1,000	Up to $12.50 / 1.25%	Up to $2.50 / 0.25%	Up to 1.5%

The Fixed Rate Notes offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. We or one of our affiliates will act as calculation agent with respect to the Notes. Wells Fargo Bank, National Association will act as trustee. The paying agent will be HSBC Bank USA, N.A.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-3 of the prospectus supplement and page S-1 of the Fixed Rate Underlying Supplement.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Fixed Rate Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Fixed Rate Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Fixed Rate Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may obtain:

•	The Fixed Rate Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412025160/v311112_424b2.htm
•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Notes:

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per note / Total linked to the 2.25% Fixed Rate Notes	$1,000 / $1,152,000	$8.65 / $9,968	$991.35 / $1,142,033
Per note / Total linked to the 4.00% Fixed Rate Notes	$1,000 / $1,619,000	$14.95/ $24,198	$985.05 / $1,594,803

1 Representing the average Per note fees and commissions.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

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